Exhibit 99.1
CONTACT:
Bob De Vaere
IDM Pharma, Inc.
Chief Financial Officer
Office: (949) 470-6447
Geoff Curtis
WeissComm Partners
Cell: (312) 550-8138
gcurtis@weisscommpartners.com
IDM Pharma Reports Second Quarter 2007 Financial Results
Irvine, Calif. – August 9, 2007 – IDM Pharma, Inc. (NASDAQ: IDMI) today announced its financial results for the quarter and six months ended June 30, 2007. Financial information presented represents the consolidated results of IDM Pharma and its subsidiary, IDM S.A.
Cash and cash equivalents totaled $37.3 million as of June 30, 2007 compared to $18.5 million on March 31, 2007 and $10.2 million on December 31, 2006. Net cash used in operating activities by the Company was $4.5 million in the second quarter of 2007, compared to $4.4 million in the first quarter of 2007. The cash and cash equivalents balance as of June 30, 2007 includes approximately $23.4 million in net cash received from the sale of common stock and warrants in a registered direct offering which closed on June 25, 2007.
“During the second quarter and into the third we made good progress on all fronts, including regulatory, clinical and financial,” said Timothy P. Walbert, President and Chief Executive Officer of IDM Pharma, Inc. “In the best interest of patients, the medical community, and our shareholders, our first priority is expediting the regulatory review process and potential approval of our lead product L-MTP-PE for the treatment of non-metastatic osteosarcoma. Through the equity offering in late June, we have sufficient working capital into 2009 and the operating visibility necessary to see L-MTP-PE through the regulatory review process in the United States and Europe while planning the next clinical steps for IDM-2101.”
Recent Milestones
In July, following a meeting with the Food and Drug Administration (FDA) the Company proactively announced that it intends to submit an amendment to the mifamurtide (L-MTP-PE), formerly known as Junovan, New Drug Application (NDA) to include additional survival data that was not available at the time the initial NDA was filed in late 2006. The Company intends to submit the L-MTP-PE NDA amendment to the FDA by the first quarter of 2008.
In addition, during the second quarter, the Company recently presented positive interim results at the American Society of Clinical Oncology (ASCO) meeting for two pipeline compounds, IDM-2101, formerly named EP-2101, which is a non-small cell lung cancer vaccine candidate and UVIDEM, which is a melanoma vaccine candidate in partnership with sanofi-aventis.

Quarter Ended June 30, 2007
Total revenues in the second quarter of 2007 were $3.1 million compared to total revenues of $3.0 million for the three months ended June 30, 2006. Substantially all of the revenues for both periods were derived from the Company’s collaboration agreement with sanofi-aventis. The $0.1 million increase in revenues in the 2007 period was due to an increase in development costs related to UVIDEM clinical trials, which are reimbursed by sanofi-aventis.
Research and development expenses were $5.4 million and $6.2 million for the three months ended June 30, 2007 and June 30, 2006, respectively. The decrease in 2007 was primarily due to a $1.0 million decrease associated with development activities related to products currently on hold, a $0.4 million reduction associated with lower headcount and the termination of a lease agreement for certain of the Company’s Paris facilities. The decrease was partially offset by $0.7 million of increased costs associated with clinical development of UVIDEM, and regulatory filings and manufacturing associated with L-MTP-PE.
Selling, general and administrative expenses were $3.9 million and $2.5 million for the three months ended June 30, 2007 and 2006, respectively. The increase of $1.4 million in 2007 included $1.1 million associated with accrued severance benefits and $0.1 million in retention bonus accruals.
Net interest income was $0.6 million for the three months ended June 30, 2007, as compared to net interest income of $0.2 million for the three months ended June 30, 2006. During the quarter ended June 30, 2007, the Company recognized $0.2 million of interest income associated with its investments and a $0.4 million reduction in non-cash interest expense to record the net decrease in the fair value of warrants issued in connection with the February and June 2007 financings.
The foreign exchange loss was $0.1 million in the second quarter of 2007, compared to $1.2 million in the second quarter of 2006. The decrease in 2007 was due to a lower inter-company loan balance and more stable spreads between the value of the U.S. dollar and the Euro compared to the prior year as the dollar denominated inter-company loan between the Company’s subsidiaries is revalued each quarter based on changes in the value of the dollar versus the Euro, with all related changes recognized in earnings.
Net loss for the second quarter of 2007 was $5.7 million, compared to a net loss of $7.0 million in the corresponding period in 2006. Basic and diluted net loss per share was $0.31 in the three months ended June 30, 2007, on 18.4 million weighted average shares outstanding, compared to basic and diluted net loss per share of $0.52 in the three months ended June 30, 2006, on 13.4 million weighted average shares outstanding.
Six Months Ended June 30, 2007
Total revenues were $6.0 million for the six months ended June 30, 2007, compared to total revenues of $5.3 million for the six months ended June 30, 2006. Substantially all of the revenues for both periods were derived from the Company’s collaboration agreement with sanofi-aventis. The increase in revenues in the 2007 period was primarily due to an increase in development costs related to UVIDEM clinical trials, which are reimbursed by sanofi-aventis.
Research and development expenses were $10.7 million in the six months ended June 30, 2007, compared to $11.8 million in the corresponding period in 2006. The decrease in 2007 was primarily due to a $2.5 million decrease associated with development activities related to products currently on hold, a $0.2 million reduction associated with lower headcount and the termination of a lease agreement for certain of the Company’s Paris facilities. These were partially offset by higher spending of $1.6 million related to clinical development of UVIDEM and regulatory filings and manufacturing associated with L-MTP-PE.

Selling, general and administrative expenses were $6.9 million and $5.4 million for the six months ended June 30, 2007 and 2006, respectively. The higher expenses in 2007 include $0.5 million in fees paid to an investment advisor in connection with the private placement completed in February 2007, $1.1 million associated with accrued severance benefits and $0.1 million in retention bonus accruals, partially offset by $0.3 million in severance benefits in 2006.
Net Interest income was $0.4 million and $0.3 million for the six months ended June 30, 2007 and 2006, respectively. During the six months ended June 30, 2007, the Company recognized $0.3 million of interest income associated with its investments and a $0.1 million reduction in non-cash interest expense to record the net decrease in the fair value of warrants issued in connection with the February and June 2007 financings.
The foreign exchange loss was $0.5 million for the six months ended June 30, 2007, compared to $1.9 million for the corresponding period in 2006. The decrease in 2007 was due to a lower inter-company loan balance and more stable spreads between the value of the U.S. dollar and the Euro compared to the prior year as the dollar denominated inter-company loan between the Company’s subsidiaries is revalued each quarter based on changes in the value of the dollar versus the Euro, with all related changes recognized in earnings.
Net loss for the six months ended June 30, 2007 was $11.6 million, compared to a net loss of $13.7 million in the corresponding period in 2006. Basic and diluted net loss per share was $0.69 in the six months ended June 30, 2007, on 16.9 million weighted average shares outstanding, compared to basic and diluted net loss per share of $1.02 in the six months ended June 30, 2006, on 13.3 million weighted average shares outstanding.
About the mifamurtide (L-MTP-PE) NDA
The L-MTP-PE NDA includes efficacy and safety data from 678 patients with non-metastatic resectable osteosarcoma, 332 of whom received L-MTP-PE, and from 115 patients with metastatic or unresectable osteosarcoma, 39 of whom received L-MTP-PE, in the controlled Phase 3 trial conducted by the Pediatric Oncology Group (POG) and the Children’s Cancer Group (CCG), now the Children’s Oncology Group (COG), sponsored by the Cancer Therapy Evaluation Program (CTEP) of the National Cancer Institute. Also included are safety and efficacy data from 51 patients with metastatic osteosarcoma treated in earlier Phase 2 studies. The biological effects and safety of L-MTP-PE are further supported by data from 7 other Phase 1 and 2 clinical studies performed under IND, in which an additional 197 patients received at least one dose of L-MTP-PE.
L-MTP-PE stimulates the innate immune system (the body’s first line of defense) to kill tumor cells. When administered in combination with chemotherapy and after tumor resection to osteosarcoma patients in the Phase 3 trial, L-MTP-PE provided a significant improvement in Disease Free Survival (DFS) (p = 0.0245) and Overall Survival (OS) (p = 0.0183). At 6 years, the probability of survival when L-MTP-PE is combined with adjuvant chemotherapy is 77% (95%CI: 72-83%) compared to 66% (95%CI: 59-73%) without L-MTP-PE, a clinically meaningful finding in a pediatric population where the longer the survival, the greater the chance the patient is cured of cancer.
Treatment with L-MTP-PE was generally well tolerated in all phases of study. Adverse events were mild to moderate in severity and included chills, fever, nausea, vomiting, myalgia, headache, tachycardia (fast heart rate), hypo- and hypertension, fatigue and shortness of breath, all of which are consistent events with the activation of monocytes and macrophages by L-MTP-PE and the flu-like symptoms that follow cytokine release.
The NDA for L-MTP-PE was submitted to the FDA in October 2006 and was accepted on December 26, 2006. L-MTP-PE was granted orphan drug status in the United States in 2001.
The FDA’s ODAC voted 12 to 2 that the data in the NDA do not provide substantial evidence of effectiveness of L-MTP-PE in the treatment of patients with non-metastatic, resectable osteosarcoma receiving combination chemotherapy. The FDA will consider ODAC’s recommendation when reviewing the NDA for L-MTP-PE. The Company anticipates a decision in late August 2007.
IDM Pharma is also seeking approval from the European Medicines Agency (EMEA) for the use of L-MTP-PE, or MEPACT as it is known in Europe. The Marketing Authorization Application (MAA) for L-MTP-PE was submitted to the EMEA on November 1, 2006 and accepted for review on November 27, 2006. The EMEA application is currently under review and the Company continues to work closely with the regulatory body to ensure they have the information needed to approve what would be the first new treatment option for osteosarcoma in nearly 20 years. L-MTP-PE was granted orphan drug status in Europe in 2004.
About IDM Pharma
IDM Pharma is focused on the development of innovative cancer products that either destroy cancer cells by activating the immune system or prevent tumor recurrence by triggering a specific adaptive immune response. IDM Pharma is dedicated to maximizing the full therapeutic and commercial potential of each of its innovative products to address the needs of patients and the physicians who treat these patients.
For more information about the company and its products, visit www.idm-pharma.com.
Forward-Looking Statements
This press release includes forward-looking statements that reflect management’s current views of future events including statements regarding the timeframe in which the Company’s cash will be sufficient to meet planned operations and the Company’s plans to collect, analyze and submit additional Phase 3 data in an amended NDA for L-MTP-PE and the review of the submissions for marketing approval of L-MTP-PE (mifamurtide for injection), formerly known as Junovan in the US and known as MEPACT in Europe, by the FDA and the EMEA. Actual results may differ materially from the forward-looking statements due to a number of important factors, including, but not limited to, the possibility that the Company may not be able to collect, analyze and submit additional data in an amendment to the NDA for L-MTP-PE by the first quarter of 2008, if at all, the possibility that such data will not support the benefit of L-MTP-PE in the treatment of non-metastatic osteosarcoma, will not allow a more robust analysis of L-MTP-PE, will not continue to support its overall survival benefit in osteosarcoma, and may not provide substantial evidence for the potential regulatory approval of L-MTP-PE, the timing of the FDA’s and EMEA’s review of the submissions for marketing approval of L-MTP-PE, the ability of the Company to respond to questions raised by the FDA and EMEA in a satisfactory manner, the time needed to respond to any issues raised by the FDA and EMEA with regard to regulatory submissions for L-MTP-PE, although the FDA is not bound by the decision of any advisory panel, the possible negative impact that the opinion of the FDA’s Oncologic Drug Advisory Committee that the results of the Company’s Phase 3 trial do not provide substantial evidence of effectiveness of L-MTP-PE in the treatment of patients with non-metastatic, resectable osteosarcoma receiving combination chemotherapy would have upon the determination by the FDA whether to approve the marketing application for L-MTP-PE, which would have a material and adverse affect on IDM’s business, the possibility that regulatory authorities may not consider preclinical and early clinical development work conducted by Ciba-Geigy and efficacy data from the Phase 3 trial conducted by Children’s Oncology Group as adequate for their assessment of L-MTP-PE, which may cause delays in review, may result in the regulatory authorities requiring the Company to conduct additional clinical trials, or may result in a determination by the regulatory authorities that the data does not support marketing approval, whether regulatory authorities will approve L-MTP-PE within the time frame expected by the Company or at all, and whether the Company will be able to manufacture L-MTP-PE even if it is approved by regulatory authorities. Other risks affecting the Company and its drug development programs include whether the Company or any of its collaborators will be able to develop pharmaceutical products using the technologies of the Company, whether clinical trial results to date are predictive of results of any future clinical trials, risks associated with completing clinical trials of product candidates, risks involved in the regulatory approval process for the Company’s product candidates, the possibility that clinical testing may reveal undesirable and unintended side effects or other characteristics that may prevent or limit the commercial use of proposed products; whether the cash resources of the Company will be sufficient to fund operations as planned, including any further clinical trials of any of the Company’s product candidates; whether any steps taken by the Company to contain costs will in fact result in sufficient reduction in expenses; reliance on key employees, especially senior management; the risk that the Company may not secure or maintain relationships with collaborators, and the Company’s dependence on intellectual property. These factors are more fully discussed in the Company’s Quarterly Report on Form 10-Q filed with the SEC for the quarter ended March 31, 2007 and other periodic reports filed with the SEC. The Company expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

IDM PHARMA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
Revenues:
Research grants and contract revenue	$30,000	$19,000	$55,000	$68,000
Related party revenue	3,078,000	3,008,000	5,881,000	5,216,000
License fees, milestones and other revenues	10,000	9,000	20,000	16,000

Total revenues	3,118,000	3,036,000	5,956,000	5,300,000

Costs and expenses:
Research and development	5,394,000	6,178,000	10,655,000	11,761,000
Impairment of assets	43,000	353,000	43,000	353,000
Selling and marketing	96,000	79,000	202,000	163,000
General and administrative	3,790,000	2,462,000	6,739,000	5,254,000

Total costs and expenses	9,323,000	9,072,000	17,639,000	17,531,000

Loss from operations	(6,205,000)	(6,036,000)	(11,683,000)	(12,231,000)

Interest income, net	575,000	153,000	442,000	309,000
Other expenses, net	—	(16,000)	—	(49,000)
Foreign exchange loss	(149,000)	(1,192,000)	(462,000)	(1,863,000)

Loss before income tax benefit	(5,779,000)	(7,091,000)	(11,703,000)	(13,834,000)
Income tax benefit	38,000	71,000	92,000	179,000

Net loss	$(5,741,000)	$(7,020,000)	$(11,611,000)	$(13,655,000)

Weighted average number of shares outstanding	18,428,528	13,373,304	16,932,966	13,331,672

Basic and diluted loss per share	$(0.31)	$(0.52)	$(0.69)	$(1.02)

Comprehensive loss:
Net loss	$(5,741,000)	$(7,020,000)	$(11,611,000)	$(13,655,000)
Other comprehensive gain	211,000	1,659,000	544,000	2,612,000

	$(5,530,000)	$(5,361,000)	$(11,067,000)	$(11,043,000)

IDM PHARMA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

	June 30,	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$37,324,000	$10,181,000
Other current assets	4,707,000	4,973,000

Total current assets	42,031,000	15,154,000

Property and equipment, net	1,276,000	1,711,000
Patents, trademarks and other licenses, net	3,156,000	3,323,000
Goodwill	2,812,000	2,812,000
Other long-term assets	1,515,000	1,382,000

Total Assets	$50,790,000	$24,382,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Common stock warrants	$4,225,000	$—
Other current liabilities	11,644,000	10,636,000
Other liabilities	3,263,000	3,550,000
Stockholders’ equity	31,658,000	10,196,000

Total liabilities and stockholders’ equity	$50,790,000	$24,382,000